EXHIBIT 10.38
                                                  1996 FORM 10-K

                           EMPLOYMENT AGREEMENT

     This Employment Agreement is made and entered into as of this 7th day of November, 1996, by and between Bucyrus International, Inc., a Delaware corporation (the "Company"), and Daniel J. Smoke (the "Executive").

                                WITNESSETH:

     WHEREAS, the Company desires to employ Executive as Chief Financial Officer; and

     WHEREAS, Executive desires to accept the employment offered by the Company.

     NOW, THEREFORE, in consideration of the premises and for the mutual consideration hereinafter set forth, the parties hereto do covenant and agree as follows:

     1. Employment. The Company hereby offers and Executive hereby accepts employment as Chief Financial Officer of the Company upon the terms and conditions contained herein.

     2.   Duties.

          (a) Executive shall perform all duties consistent with the position of Chief Financial Officer of the Company, as well as any other duties on behalf of the Company as the President of the Company may reasonably direct. Executive shall report to and be responsible to the President of the Company. Executive will devote his full time and reasonable best efforts to faithfully, responsibly and satisfactorily fulfill those duties and to further the Company's best interests.

          (b) During his employment, Executive shall not engage in any business activities which are in any way in competition with the activities of the Company, or which may in any way interfere in any material respect with the performance of his duties or responsibilities to the Company.

          (c) In the performance of his duties, Executive shall be bound by and comply with any and all obligations imposed by Company policy and those imposed by law, regulation and ordinance, orders and decrees of any court, and any other lawful restriction of any kind.

     3. Base Salary and Bonuses. In exchange for Executive's promises contained herein, the Company shall compensate him in the following manner:

          (a) Base Salary. The Company shall compensate Executive at the base salary rate of One Hundred Seventy-Five Thousand Dollars ($175,000) per annum, payable in equal monthly installments or on the same basis as other senior salaried officers of the Company (the "Base Salary"). The Base Salary may be increased in the future by such amounts and at such times as the Board of Directors of the Company ("Board") shall deem appropriate.

          (b) Annual Bonus. Commencing with calendar year 1997, Executive shall be eligible to participate in the Company's bonus program for management as approved annually by the Board ("Bonus Plan"), such program to provide for an annual cash incentive bonus equal to (i) 35% of Base Salary in the event of achievement of targeted performance, as defined in the Bonus Plan, and (ii) a maximum of 70% of Base Salary in the event of exceptional performance, as determined in accordance with the Bonus Plan.

          (c) The amounts set forth herein are subject to appropriate deductions required by law.

     4.   Relocation Allowance; Temporary Housing and Travel Expenses.
Within ninety (90) days of the date of this Agreement, Executive shall relocate his permanent residence from Holland, Michigan to a location within reasonable daily commuting distance of the Company's headquarters. The Company shall reimburse Executive for reasonable costs incurred by him in connection with such relocation to the extent provided under the Company's Relocation of Salaried Employees Policy, except that the relocation allowance provided under Paragraph V(A) of such policy shall be two (2) months Base Salary instead of one (1) month.

     5. Stock Options. Pursuant to the terms of the Company's 1996 Employees' Stock Incentive Plan (the "Stock Incentive Plan"), Executive shall be granted options to purchase an aggregate of Thirty Thousand (30,000) shares of the Company's common stock at an exercise price equal to one hundred percent (100%) of the last sale price for the Company's common stock ("Common Stock") on the Nasdaq National Market System on the date immediately prior to the date that Executive commences employment with the Company, or if such date is not a trading date, then at the last sale price on the next preceding date on which the Common Stock is traded. Such stock options shall be evidenced by the Non-Qualified Stock Option Agreement attached hereto as Exhibit A ("Stock Option Agreement"), and the grant of such stock options shall be subject to approval (which approval will not be unreasonably withheld or delayed) of the Committee ("Committee") designated by the Board of Directors to administer the Stock Incentive Plan. Executive may receive such future grants of stock options under the Stock Incentive Plan or any other similar plan involving Common Stock as the Company's Board of Directors, or the Committee, shall award, in its sole discretion, consistent with the terms of the Stock Incentive Plan or such similar plan.

     6. Stock Appreciation Rights. Pursuant to the terms of the Stock Incentive Plan, Executive will be granted Stock Appreciation Rights (as defined in the Stock Incentive Plan) to Fifty Thousand (50,000) shares. Such Stock Appreciation Rights shall be evidenced by the Stock Appreciation Rights Agreement attached hereto as Exhibit B ("Stock Appreciation Rights Agreement"), and the grant of such Stock Appreciation Rights shall be subject to approval of the Committee. Executive may receive such future grants of stock appreciation rights under the Stock Incentive Plan or any similar plan as the Company's Board of Directors, or the Committee, shall award, in is sole discretion, consistent with the terms of the Stock Incentive Plan or such similar plan.

     7. Benefit Plans. During the Term of this Employment Agreement, Executive shall be entitled to participate in such employee benefits and fringe benefits plans of the Company as the Company shall provide during the term hereof for its senior executives. Insurance benefits shall commence on date of employment.

     8. Other Benefits. Executive shall be provided the following additional benefits:

          (a) Club Membership. The Company agrees to reimburse Executive for the cost of his non-refundable initiation fee in one country club in the Milwaukee, Wisconsin area or other area in which Executive's new permanent residence described in Paragraph 4 hereof is located (but not in excess of $12,500) and the annual dues for such club (but not in excess of $5,000).

          (b) Vacation. Executive shall be entitled to four (4) weeks vacation each year of this Employment Agreement, without reduction in salary.

          (c) Car. In accordance with the provisions of the Company's executive auto program, Executive shall be entitled to the use of a Company car.

     9.   Duration and Termination.

          (a)  Duration and Termination by Company.  The term ("Initial
Term") of this Employment Agreement and the term of employment shall begin on the date hereof and continue until the first anniversary of the date hereof unless sooner terminated as herein provided. At the end of the Initial Term, this Agreement shall automatically renew, for additional one year terms (each, "Additional Terms") unless the Company gives at least two months' written notice to Executive that his employment under this Agreement shall terminate on the last day of the Initial Term or any Additional Term, as the case may be. The Initial Term and any Additional Terms are sometimes herein collectively referred to as the "Term" of this Employment Agreement. In addition to the foregoing, the Company shall have the right to terminate Executive's employment under this Employment Agreement at any time without "Cause" (as defined in Paragraph 9(e) hereof) during the Initial Term or any Additional Term by giving at least two months' written notice to Executive that his employment under this Agreement shall terminate on the date specified in such notice, in which event such termination shall be considered a termination other than for "Cause."

          (b) Termination by Executive. Executive may terminate his employment under this Employment Agreement at any time upon giving at least ninety (90) days' written notice to the Company of his intent to do so. Upon giving such notice, Executive shall continue in employment with the Company for the full ninety (90) days of the notice period, or at the discretion of the Company, Executive's period of employment may be shortened provided that Executive shall in such event, be paid his salary and have his benefits hereunder continued for such ninety (90) day period, or any part thereof, in lieu of continued employment. In the event such 90 day period is shortened by the Company in its discretion, Executive shall make himself available to the Company for advice and assistance during the remaining portion of such 90 day period. At the end of the ninety (90) day period, all rights of Executive under this Agreement shall terminate except as otherwise expressly provided herein. Failure of Executive to provide the full ninety (90) day notice shall permit the Company to immediately cease the compensation and benefits provided for herein.

          (c)  Termination Upon Death or Disability of Executive.
Executive's employment under this Employment Agreement shall immediately terminate in the event of Executive's death or Disability (as hereinafter defined). For purposes of this Agreement, Executive shall be deemed to have suffered a "Disability" in the event that a physician selected by the Company determines that Executive, due to a physical or mental condition, is unable to substantially perform his duties hereunder for a period of either (i) three consecutive months or (ii) an aggregate of six (6) months in any twelve (12) month period. Upon the termination of Executive's employment by reason of death, the Executive's estate shall be entitled to receive Executive's Base Salary to the date of Executive's death, or, by reason of Executive's Disability, Executive shall be entitled to receive Base Salary and employee benefits until the earlier to occur of (i) six months after the commencement of such Disability or, (ii) the date of eligibility for long term disability benefits, if any.

          (d) Compensation upon Termination. In the event of termination of Executive's employment under this Agreement for any reason, all of the Company's obligation to pay Executive compensation and provide benefits under this Agreement shall terminate, except that in the event of termination of Executive's employment by the Company pursuant to Paragraph 9(a), Executive shall be entitled to continuation of his Base Salary and insurance benefits (to the extent coverage terms permit) for a period of one (1) year from the date of such termination. Such period is hereinafter called the "Severance Period." The amount payable pursuant to this Paragraph 9(d) shall be payable in the manner and at such times as such Base Salary would have been paid during the Severance Period but for the termination of Executive's employment. The Company's obligation to provide the payments described in this Paragraph 9(d) is conditioned upon the Executive's compliance with the restrictions contained in Paragraph 11 hereof. The Company shall have the right to discontinue such payments in the event the Executive breaches the restrictions in Paragraph 11 or a court determines any such restriction is unenforceable in any respect.

          (e) Termination by the Company for Cause. The Company, by notice from the President of the Company or the Board to Executive, shall have the right to terminate Executive's employment under this Employment Agreement in the event of any of the following (which shall constitute "Cause"): (i) Executive's willful failure to perform his duties under this Agreement, if such failure continues unremedied to the reasonable satisfaction of the President of the Company for thirty (30) days after written notice thereof has been sent from the President of the Company to Executive specifying the acts constituting the willful failure to perform and requesting that they be remedied; (ii) Executive engaging in an act of fraud, dishonesty or gross misconduct in connection with the business of the Company; (iii) Executive is convicted by a court of law having jurisdiction over Executive of a felony or criminal misconduct against the Company or others; or (iv) Conduct by Executive constituting a material breach of this Agreement. Upon a termination for Cause: (w) the Company shall pay Executive the Base Salary due up to the date of termination; (x) Executive shall forfeit all unexercised stock options, whether or not vested, granted to him by the Company, with respect to the Company's Common Stock; (y) Executive shall forfeit all Stock Appreciation Rights, whether or not vested, granted to him under the Stock Incentive Plan; and (z) except as otherwise expressly provided herein, all rights of Executive of any kind to any other compensation, benefits or other payments for periods subsequent to such termination shall cease.

          (f) No provision of this Agreement governing the effects of any termination of Executive's employment hereunder shall limit or eliminate any benefit under any employee benefit plan of the Company in which Executive participates, if such benefit, by the terms of the applicable plan, continues after a termination of Executive's employment.

     10.  Change of Control.

          (a)  Definitions.  For purposes of this Paragraph 10:

               (i)  "Act" shall mean the Securities Act of 1934.

               (ii) A "Change of Control" of the Company shall be deemed to have occurred when:

                    (A) Securities of the Company representing 20% or more of the combined voting power of the Company's then outstanding voting securities are acquired, directly or indirectly, by any Person who did not on the date of this Agreement own, directly or indirectly, 5% or more of the combined voting power of the Company's voting securities outstanding on the date of this Agreement.

                    (B) The shareholders of the Company approve a merger or consolidation of the Company with any other corporation as a result of which less than 50% of the outstanding voting securities of the surviving or resulting entity are owned by the former shareholders of the Company (other than a shareholder who is an "affiliate," as defined in the Act, of any party to such consolidation or merger).

                    (C) The shareholders of the Company approve the sale of substantially all of the Company's assets to a corporation which is not a wholly-owned subsidiary of the Company.

                    (D) During any period of two consecutive years, individuals who, at the beginning of such period, constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority thereof, unless the election or nomination for election of each new director was approved by the vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

                    (E) Jackson National Life Insurance Company ("JNL") or any "affiliate" of JNL as defined in the Act, shall sell, exchange, transfer or otherwise dispose of more than sixty-six percent (66%) of the shares of Common Stock of the Company owned by JNL on the date of this Agreement other than to JNL or any such affiliate of JNL.

                    (F)  The Company shall become eligible, pursuant to
          Section 12(g)(4) of the Act, to terminate the registration under the Act of any class of its securities then registered under the Act.

               (iii) "Person" shall have the meaning used in Section 3(a)(9) of the Act.

               (iv) "Effective Date" shall mean the date a Change of Control becomes effective.

               (v) "Good Reason" shall mean the occurrence of any one or more of the following events without the Executive's express written consent:

                    (A) (1) The assignment of the Executive to duties materially inconsistent with the Executive's authorities, duties, responsibilities, and status (including offices, titles, and reporting requirements) as the Chief Financial Officer of the Company, (2) a material reduction or material alteration in the nature or status of the Executive' authorities, duties, or responsibilities from those in effect during the immediately preceding fiscal year, or (3) being required to relocate his permanent residence.

                    (B) A reduction by the Company in the Executive's Base Salary as in effect on the Effective Date.

                    (C) A material reduction in the Executive's level of participation in any of the Company's short- and/or long-term incentive compensation plans, or employee benefit or retirement plans, policies, practices, or arrangements in which the Executive participates as of the Effective Date.

               (vi) "Qualifying Termination" shall mean any termination of the Executive's employment other than: (A) by the Company for Cause (as defined in Paragraph 9(e) hereof); (B) by reason of death, Disability (as defined in Paragraph 9(c) hereof), or Retirement (as such term is then defined in the Company's tax qualified defined benefit retirement plan); or (C) by the Executive without Good Reason, including without limitation, termination by Executive upon expiration of the Initial Term or any Additional Term pursuant to Paragraph 9(a) hereof. In the event the Executive shall terminate this Agreement for Good Reason, his notice of termination required pursuant to Paragraph 9(b) shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination.

          (b) Employment Termination in Connection with a Change of Control. In the event of a Qualifying Termination on, or within six (6) months after, the Effective Date, then in lieu of all other compensation or benefits provided to Executive under the provisions of this Agreement, the Company shall, as a severance benefit, continue Executive's Base Salary and insurance benefits (to the extent coverage terms permit) for a period of eighteen (18) months ("Severance Benefit").

          (c)  Limitation on Termination Payment.

               (i)  Notwithstanding any other provision of this Paragraph
     10, if any portion of the Severance Benefit or any other payment or transfer of property under this Agreement, or under any other agreement with or plan of the Company, including but not limited to the vesting of the Stock Options and Stock Appreciation Rights granted to Executive under the Stock Incentive Plan ("Options and SARs"), which payment or transfer of property is contingent upon a Change of Control of the Company, (in the aggregate "Total Payments") and would constitute an "excess parachute payment," then the payments to be made to the Executive under this Paragraph 10 shall be reduced and, if necessary, transferred property forfeited (including, without limitation, forfeiture of Options and SARs) such that the value of the aggregate Total Payments that the Executive is entitled to receive shall be one dollar ($l) less than the maximum amount which the Executive may receive without becoming subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 ("Code") or any successor provision, or which the Company may pay without loss of deduction under Section 280G(a) of the Code or any successor provision; provided, however, that the payments to be made to the Executive under this Agreement shall be reduced and, if necessary, other transferred property forfeited, if and only if so reducing the payments and forfeiting transferred property results in the Executive receiving a greater net benefit than he would have received had a reduction not occurred and an excise tax been paid pursuant to Code Section 4999 or any successor provision. For purposes of this Paragraph 10, the terms "excess parachute payment" and "parachute payments" shall have the meanings assigned to them in Section 280G of the Code and any successor provision, and such "parachute payments" shall be valued as provided therein.

               (ii) Within sixty (60) days following delivery of the notice of termination (as described in Paragraph 9 hereof) or notice by the Company to the Executive of its belief that there is a payment or benefit due the Executive which will result in an "excess parachute payment" as defined in Section 280G of the Code or any successor provision, the Executive and the Company, at the Company's expense, shall obtain the opinion of such legal counsel, which need not be unqualified, as the Executive may choose, which sets forth: (A) the amount of the Executive's "annualized includible compensation for the base period" (as defined in Code Section 280G(d)(1) or any successor provision); (B) the present value of the Total Payments; and (C) the amount and present value of any "excess parachute payment." The opinion of such legal counsel shall be supported by the opinion of a certified public accounting firm and, if necessary in the opinion of the Company, a firm of recognized executive compensation consultants. Such opinion shall be binding upon the Company and the Executive. Subject to the proviso in second last sentence of subparagraph 10(c)(i) hereof, in the event that such opinion determines that there would be an "excess parachute payment," the Severance Benefits hereunder, and any other payment or transferred property determined by such counsel to be includible in Total Payments, shall be reduced, eliminated or forfeited as specified by the Executive in writing delivered to the Company within thirty (30) days of his receipt of such opinion, or, if the Executive fails to so notify the Company, then as the Company shall reasonably determine, so that under the basis of calculations set forth in such opinion, there will be no "excess parachute payment." The provisions of this Paragraph 10(c), including the calculations, notices, and opinion provided for herein shall be based upon the conclusive presumption that:
     (x) the compensation and benefits provided for in Paragraphs 3-8 herein; and (y) any other compensation earned prior to the effective date of termination of the Executive's employment hereunder pursuant to the Company's compensation programs (if such payments would have been made in the future in any event, even though the timing of such payment is triggered by the Change of Control), are reasonable.

          (d) Vesting of Options and SARs on Change of Control. In the event of a Change of Control, all unvested Stock Options and Stock Appreciation Rights shall automatically be fully vested and exercisable as of the Effective Date, subject to forfeiture as provided in Paragraph 10(c) hereof.

     11. Executive Covenants; Covenant Not to Compete. In order to induce the Company to enter into this Employment Agreement, Executive hereby agrees as follows:

          (a) Except when it is in the interest of the Company, or with the consent of or as directed by the President of the Company or the Board, Executive will keep confidential and shall not divulge to any other person or entity, during the term of employment or thereafter, any Confidential Information. For purposes hereof "Confidential Information" shall mean any of the business secrets, policies, methods, or other confidential information regarding the Company except for (i) information which was in the public domain on the date of this Agreement or (ii) information which came into the public domain through no direct or indirect act or omission of the Executive after the date of this Agreement.

          (b) All papers, books and records and other property of every kind and description relating to the business and affairs of the Company, whether or not prepared by Executive, shall be the sole and exclusive property of the Company, and Executive shall surrender them to the Company, as applicable, at any time upon request by the Company.

          (c) During the Term of this Employment Agreement and for a period of one (1) year thereafter (exclusive of any period of breach), Executive will not, without the prior written consent of the Board: (i) participate, directly or indirectly, either individually or as an employee, agent, partner, shareholder, consultant or in any other capacity, or have any direct or indirect material financial interest as a creditor, in any corporation, partnership or other entity that engages in a business competitive with the business of manufacturing, marketing, distributing or selling any surface mining equipment that the Company or any of its subsidiaries or affiliates manufactures, markets, distributes or sells at the time Executive ceases to be employed by the Company (such business being the "Bucyrus Business"); provided, however, that this paragraph shall not restrict Executive from holding up to two (2%) percent of the outstanding capital stock or other securities of any publicly traded entity; or (ii) directly or indirectly solicit or cause to be solicited for employment or consultation, for or on behalf of himself or third parties, any person who was at the time of the cessation of Executive's employment hereunder, an executive of the Company.

          (d) Executive acknowledges and agrees that the geographic scope of the Bucyrus Business for purposes of the foregoing covenants includes each State and every other country where the Company has done any material amount of Bucyrus Business within the one-year period immediately preceding the termination of Executive's employment. The Company agrees to provide to Executive a list of all such states and countries within thirty (30) days following receipt of a written request from Executive.

          (e) By his execution of this Agreement, Executive expressly acknowledges and agrees that (i) the consideration for the covenants contained in this Paragraph 11 is fair and adequate, (ii) such covenants are fair, just and reasonable, both as to geographic scope and period of duration; and (iii) such covenants are reasonably necessary in order to protect the legitimate business interests of the Company.

          (f) The parties agree that the Company shall, in addition to other remedies provided by law, have the right and remedy to have the provisions of this Paragraph 11 specifically enforced by any court having equity jurisdiction by means of injunctive relief, it being acknowledged and agreed that any breach or threatened breach of the provisions of this paragraph will cause irreparable injury to the Company and that money damages will not provide an adequate remedy. Nothing contained herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach including any recovery of damages from Executive. The parties hereto also consent to and direct any court finding any provision of this Paragraph 11 unenforceable to narrow the scope of such provision in order to enforce its intent to the broadest extent permissible. The parties hereto understand and intend that each restriction agreed to by Executive hereinabove shall be construed as separable and divisible from every other restriction, and the unenforceability, in whole or in part, of any such restriction, will not affect the enforceability of the remaining restrictions and that one or more of all of such restrictions may be enforced in whole or in part as the circumstances warrant. Notwithstanding any other provisions contained in this Agreement, the provisions of this Paragraph 11 shall survive any termination of Executive's employment hereunder.

     12. Conflicting Agreements. Executive hereby represents and warrants to the Company that his entering into this Employment Agreement, and the obligations and duties undertaken by him hereunder, will not conflict with, constitute a breach of, or otherwise violate the terms of, any other employment or other agreement to which he is a party.

     13. Successors and Assigns. The rights of the Company hereunder shall run in favor of the Company, its successors, assigns, nominees or other legal representatives. Termination of Executive's employment shall not operate to relieve him of any remaining obligations hereunder, and all such obligations are binding upon his heirs, executors, administrators and other legal representatives. This Agreement shall be binding upon any successor in accordance with the operation of law and such successor shall be deemed the "Company" for purposes of this Agreement.

     14. Notices. All notices hereunder must be in writing and shall be delivered by hand, mailed within the continental United States by first class certified mail, return receipt requested, postage prepaid, or telecopied, to the other party, addressed as follows:

               (i)  if to the Company:

                    Bucyrus International, Inc.
                    1100 Milwaukee Avenue
                    South Milwaukee, Wisconsin 53172
                    Attention:  Corporate Secretary
                    Telecopy No. (414) 768-5060

               (ii) if to Executive:

                    Daniel J. Smoke
                    745 Spyglass Hill
                    Holland, Michigan 49424
                    Telephone No. (616) 399-7371

All such notices shall be effective (x) if delivered, upon delivery; (y) if mailed, when received or three (3) business days after being deposited in the mail, whichever occurs first or (z) if telecopied, when transmitted and confirmed by telephone. Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

     15. Severability. If any provision of this Employment Agreement shall be adjudged by any court of competent jurisdiction to be invalid or unenforceable for any reason, such judgment shall not affect, impair or invalidate the remainder of this Agreement.

     16.  Prior Understandings.  This Employment Agreement between the
Company and Executive embodies the entire understanding of the parties hereto, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in writing, signed by the requisite representatives of both parties hereto.

     17. Headings. The headings in this Employment Agreement are for convenience and reference only and shall not be construed as part of this Agreement or to limit or otherwise affect the meaning hereof.

     18. Execution in Counterparts. This Employment Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

     19. Choice of Law. Except as provided in Paragraph 11 hereof, jurisdiction over disputes with regard to this Employment Agreement shall be exclusively in the courts of the State of Wisconsin. This Employment Agreement shall be construed in accordance with and governed by the laws of the State of Wisconsin without giving effect to the principles of conflicts of laws.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Employment Agreement in Wisconsin as of the day and year first above written.

                              BUCYRUS INTERNATIONAL, INC.


                              By:  /s/W. R. Hildebrand

                              Title: President & CEO



                              /s/Daniel J. Smoke
                              DANIEL J. SMOKE, Executive